Exhibit 99.1

PRESS RELEASE DATED MARCH 29, 2004

Contact:

Jennifer Jarman

The Blueshirt Group, for Roxio

415-217-7722

ROXIO ANNOUNCES $15 MILLION LINE OF CREDIT

SANTA CLARA, Calif., March 29, 2004 - Roxio, Inc. (Nasdaq: ROXI), The Digital Media Company® and parent company of Napster, today announced a new two year, $15 million revolving line of credit with Silicon Valley Bank. The new line of credit replaces its previous credit facility with Comerica Bank and will provide working capital to support the company’s growth initiatives.

Nand Gangwani, Chief Financial Officer of Roxio, commented, “We are pleased to further bolster our financial position as we continue to capitalize on the burgeoning market for online music in both the U.S. and abroad.”

About Roxio and Napster

Roxio, Inc. provides the best selling digital media software in the world and owns Napster®, the world’s most recognized brand in online music. Roxio makes award-winning software products for CD/DVD burning, photo editing and video editing. Roxio’s family of products includes category-leading products Roxio Easy Media Creator(TM), Easy CD & DVD Creator(TM), Digital Media Suite®, Easy CD Creator® (Windows) and Toast® (Macintosh) for CD/DVD burning, PhotoSuite® for digital photography, and VideoWave® for digital video. Roxio’s current installed base is in excess of 100 million users. Roxio distributes its products globally through strategic partnerships with major hardware manufacturers, in stores with the leading worldwide retailers, through Internet partnerships and also sells its products direct at www.roxio.com. Napster has content agreements with the five major record labels, as well as hundreds of independents. Napster delivers access to the largest catalog of online music with more than 500,000 tracks spanning all genres and artists from Eminem to Miles Davis.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release, in particular matters related to Roxio’s working capital balances and the growth of the Napster service and the online music distribution industry are forward-looking statements that are subject to certain risks and uncertainties such as fluctuations in revenue from the company’s software and online music distribution divisions, decreased demand for our products; failure of the online digital music industry to grow; flaws inherent in our products or services; intense competition; failure to obtain content licenses in domestic and international markets; failure to maintain relationships with strategic partners and content providers; general economic conditions and third party claims, that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Roxio’s reports filed with the Securities and Exchange Commission (SEC), including the Company’s Quarterly Report on Form 10-Q as filed with the SEC on February 17, 2004, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Roxio assumes no obligation to update the forward-looking statements included in this press release.

Copyright © 2004 Roxio, Inc. All rights reserved. Roxio, the burning CD logo, the Roxio tagline, Toast, Roxio Easy Media Creator, Easy CD & DVD Creator, Digital Media Suite, Easy CD Creator, PhotoSuite, VideoWave, and Napster are either trademarks or registered trademarks of Roxio, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks used are owned by their respective owners.